                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                       Physician Reliance Network, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                        PHYSICIAN RELIANCE NETWORK, INC.
                          TWO LINCOLN CENTRE, SUITE 900
                                5420 LBJ FREEWAY
                               DALLAS, TEXAS 75240

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 21, 1997

     As a shareholder of Physician Reliance Network, Inc. (the "Company"), you are hereby given notice of and invited to attend in person or by proxy the Annual Meeting of Shareholders of the Company to be held at the Embassy Suites Hotel, 13131 North Central Expressway, Dallas, Texas, on May 21, 1997, at 1:00 p.m., for the following purposes:

     1. To elect five directors for a one-year term and until their successors are duly elected and qualified; and

     2. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 28, 1997 as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting.

     You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, MANAGEMENT DESIRES TO HAVE THE MAXIMUM REPRESENTATION AT THE ANNUAL MEETING AND RESPECTFULLY REQUESTS THAT YOU DATE, EXECUTE, AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED STAMPED ENVELOPE FOR WHICH NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. A proxy may be revoked by a shareholder at any time prior to its use as specified in the enclosed proxy statement.



                                             BY ORDER OF THE BOARD OF DIRECTORS,


                                             GEORGE P. MCGINN, JR.
                                             SECRETARY

Dallas, Texas
April 21, 1997

                        PHYSICIAN RELIANCE NETWORK, INC.

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                             TO BE HELD MAY 21, 1997

To Our Shareholders:

     This Proxy Statement is furnished to shareholders of Physician Reliance Network, Inc. (the "Company") for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the date, time, and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders, or at any adjournment or adjournments thereof. The record of shareholders entitled to vote at the Annual Meeting was taken at the close of business on March 28, 1997 (the "Record Date"). The approximate date on which this Proxy Statement and the enclosed proxy are first being sent to shareholders is April 21, 1997. The principal executive offices of the Company are located at Two Lincoln Centre, Suite 900, 5420 LBJ Freeway, Dallas, Texas 75240.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     As of April 16, 1997, there were 48,272,325 shares of common stock, no par value per share (the "Common Stock"), outstanding and entitled to vote at the Annual Meeting. Each share of Common Stock is entitled to one vote on the matters to be voted on at the Annual Meeting. The following table sets forth, as of the date hereof, the beneficial ownership of (i) each current director, all of whom are nominated for re-election, (ii) each of the executive officers named in the Summary Compensation Table on page 6 hereof (collectively, the "Named Executive Officers"), (iii) the directors and executive officers as a group, and
(iv) each shareholder known by management to beneficially own in excess of 5% of the outstanding Common Stock. Under the rules of the Securities and Exchange Commission (the "SEC"), a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose of or to direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. Shares of Common Stock subject to options held by directors and executive officers that are exercisable within 60 days of the date hereof are deemed outstanding for the purpose of computing such director's or executive officer's beneficial ownership and the beneficial ownership of all directors and executive officers as a group. Unless otherwise indicated, the Company believes that the beneficial owner set forth in the table has sole voting and investment power.

--------------------------------------------------------------------------------------
Name of                                               Amount and Nature of     Percent
Beneficial Owner                                      Beneficial Ownership    of Class
--------------------------------------------------------------------------------------
Merrick H. Reese, M.D.(1)(2)                               1,047,485 (3)        2.2%
Joseph S. Bailes, M.D.(1)(2)                                 184,752 (4)           *
George P. McGinn, Jr.(1)                                      77,976 (5)           *
Pam J. Burgess(1)                                             14,475 (6)           *
Nancy G. Brinker(2)                                           52,328 (7)           *
Robert W. Daly(2)                                             37,274 (8)           *
Boone Powell, Jr.(2)                                          44,096 (9)           *
Randall D. Kurtz(1)(10)                                       92,208 (11)          *
Putnam Investments, Inc.(12)                               2,391,900 (13)       5.0%
Baylor University Medical Center(14)                       2,458,568 (15)       5.1%
Texas Oncology, P.A.(16)                                  10,315,096 (17)      21.4%
Kaufmann Fund, Inc.(18)                                    3,000,000 (19)       6.2%
Directors and executive officers as a group               11,938,254 (20)      24.5%
   (9 persons)

-----------------------------------
 *       Less than one percent.
(1)      Named Executive Officer.
(2)      Director and nominated for re-election at the Annual Meeting.
(3) Includes 95,488 shares subject to options granted by the Company. Does not include shares beneficially owned by Texas Oncology, P.A. ("TOPA"), for whom Dr. Reese serves as president and a director.
(4)      Includes 55,488 shares subject to options granted by the Company.
(5)      Includes 55,000 shares subject to options granted by the Company.
(6)      Includes 14,000 shares subject to options granted by the Company.
(7)      Includes 43,328 shares subject to options granted by the Company.
(8) Includes 1,594 shares owned by Mr. Daly through TA Venture Investors Limited Partnership and 35,680 shares subject to options granted by the Company. Does not include an aggregate of 750,084 shares owned by an affiliated group of investment partnerships as to which TA Associates, Inc. ("TA Associates") exercises sole investment and voting power or 12,584 shares held by TA Venture Investors Limited Partnership. Principals and employees of TA Associates (including Mr. Daly, a managing director of TA Associates) comprise the general partners of TA Venture Investors Limited Partnership. In such capacity, Mr. Daly may be deemed to share voting and investment power with respect to the 12,584 shares held by TA Venture Investors Limited Partnership. Mr. Daly disclaims beneficial ownership of such shares except to the extent of the 1,594 shares as to which he holds a pecuniary interest. Based solely upon information provided to the Company by TA Associates.
(9) Includes 29,096 shares subject to options granted by the Company. Does not include shares beneficially owned by Baylor University Medical Center ("BUMC"), for whom Mr. Powell serves as president and chief executive officer, as to which Mr. Powell disclaims beneficial ownership. See Note 16.
(10) Mr. Kurtz resigned as Executive Vice President, Chief Financial Officer, and Treasurer of the Company effective January 3, 1997. See "Executive Compensation -- Severance and Consulting Agreements."
(11)     Includes 25,488 shares subject to options granted by TOPA.
(12)     Address: One Post Office Square, Boston, MA 02109.
(13) Based solely upon information set forth in a Schedule 13G filed with the SEC by Putnam Investments, Inc., a registered investment advisor ("Putnam"). Putnam reported that, through its subsidiaries, it had shared voting power with respect to 56,600 shares of Common Stock and shared dispositive power with respect to 2,391,900 shares of Common Stock. Putnam is a wholly-owned subsidiary of Marsh & McLennan Companies, Inc.
(14)     Address: 3500 Gaston Avenue, Dallas, TX 75246.
(15) Based solely upon information set forth in a Schedule 13G filed with the SEC by BUMC.
(16)     Address: Two Lincoln Centre, Suite 900, 5420 LBJ Freeway, Dallas,
         TX 75240.
(17) Does not include 3,478,104 shares of Common Stock owned by persons currently and formerly employed by TOPA, which shares TOPA has options to purchase upon the occurrence of certain events, including termination of employment. These options expire with respect to 183,512 of such shares in 1997; 1,209,2960 of such shares in 1998; 903,862 of such shares in 1999; and the balance of such shares in 2000. Includes 2,877,237 shares of Common Stock subject to options granted by TOPA to certain persons.
(18)     Address: 140 East 45th Street, 43rd Floor, New York, NY 10017.
(19) Based solely upon information provided to the Company by Kaufmann Fund, Inc., a mutual fund.
(20) Does not include shares beneficially owned by the TA Investors or BUMC. Includes shares beneficially owned by TOPA and 359,056 shares subject to options granted by the Company.

                              ELECTION OF DIRECTORS

     Five directors are to be elected at the Annual Meeting for a term of one year and until their successors are elected and qualified. Election of directors requires a majority of the votes cast in such election. It is intended that shares represented by the enclosed proxy will be voted FOR the election of the nominees named below unless a contrary choice is indicated. All such nominees are presently directors of the Company. Management believes that all the nominees will be available and able to serve as directors. If for any reason any of the director nominees named below should not be available or able to serve, it is intended that such shares will be voted for such substitute nominees as may be proposed by the Board of Directors of the Company. Certain information as of the date hereof with respect to each nominee for election as director is set forth below.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES SET FORTH HEREIN.

--------------------------------------------------------------------------------

Merrick H. Reese, M.D.             Director since 1993                    Age 59

Dr. Reese has been Chairman of the Board, President, and Chief Executive Officer of the Company since its formation in June 1993. Dr. Reese has been president and a director of TOPA, a physician professional association and affiliate of the Company, since 1983. See "Certain Transactions -- Service Agreements" and "Certain Transactions -- TOPA Note." Dr. Reese received his medical degree from The University of Texas Southwestern Medical School at Dallas in 1963 and is a board certified medical oncologist.

--------------------------------------------------------------------------------

Joseph S. Bailes, M.D.             Director since 1993                    Age 40

Dr. Bailes has been a Director, Executive Vice President, and National Medical Director of the Company since its formation in June 1993. Since 1986, Dr. Bailes has been employed as a medical oncologist by TOPA. See "Certain Transactions -- Service Agreements" and "Certain Transactions -- TOPA Note." Dr. Bailes received his medical degree from The University of Texas Southwestern Medical School at Dallas in 1981 and is a board certified medical oncologist. Dr. Bailes is also an advisory director of Texas State Bank.

--------------------------------------------------------------------------------

Nancy G. Brinker                   Director since 1994                    Age 50

Ms. Brinker has been a Director of the Company since September 1994. Since February 1995, Ms. Brinker has been chief executive officer of In Your Corner, Inc., a provider of health and wellness products and services. Ms. Brinker is the founder of the Susan G. Komen Breast Cancer Foundation, one of the leading sponsors of breast cancer research and awareness programs in the nation. Ms. Brinker served as an independent pharmaceutical consultant from 1992 to 1994.

--------------------------------------------------------------------------------

Robert W. Daly                     Director since 1993                    Age 45

Mr. Daly has been a Director of the Company since October 1993. Mr. Daly has been a managing director of TA Associates, a venture capital firm, since January 1994. Mr. Daly was a general partner of TA Associates from July 1984 to December 1993. Mr. Daly is also a director of Sheridan Healthcare, Inc.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Boone Powell, Jr.                  Director since 1994                    Age 60

Mr. Powell has been a Director of the Company since September 1994. Mr. Powell has been the president and chief executive officer of Baylor Health Care System and BUMC since 1980. See "Certain Transactions -- BUMC Lease." Mr. Powell serves as an active member of Voluntary Hospitals of America. He is also a director of Abbott Laboratories and Comerica Bank - Texas and is a fellow of the American College of Health Care Executives.

--------------------------------------------------------------------------------



     The Board of Directors holds regular quarterly meetings and meets on other occasions when required by special circumstances. Certain directors also devote their time and attention to the Board's principal standing committees. The Board of Directors does not have a standing nominating committee. The standing committees, their primary functions, and memberships are as follows:

     Audit Committee -- This committee makes recommendations to the Board of Directors with respect to the Company's financial statements and the appointment of independent auditors, reviews significant audit and accounting policies and practices, meets with the Company's independent public accountants concerning, among other things, the scope of audits and reports, and reviews the performance of the overall accounting and financial controls of the Company. Members of the Audit Committee are Messrs. Daly and Powell.

     Compensation Committee -- This committee has the responsibility for reviewing and approving the salaries, bonuses, and other compensation and benefits of executive officers, advising management regarding benefits and other terms and conditions of compensation, and administering the Company's 1993 Stock Option Plan (the "Employee Option Plan"). Members of the Compensation Committee are Ms. Brinker and Messrs. Daly and Powell.

     Mr. Powell was elected as a director of the Company in September 1994 pursuant to an agreement between BUMC and the Company. Under such agreement, the Company is required to use its best efforts to cause Mr. Powell to be recommended to the shareholders for election to the Board of Directors until July 31, 1999, provided BUMC and its affiliates own at least 50% of the shares of Common Stock initially issued to BUMC in 1994 (at least 1,529,284 shares of Common Stock). During such period, TOPA has agreed to vote its shares in favor of Mr. Powell in an election of directors.

     The Board of Directors held four meetings during the fiscal year ended December 31, 1996. The Compensation Committee and the Audit Committee held three and two meetings, respectively, during the fiscal year ended December 31, 1996. Each of the directors attended at least 75% of the meetings of the Board of Directors and the committees on which he or she served.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the total compensation paid or accrued by the Company on behalf of the Chief Executive Officer and the four other most highly paid executive officers of the Company who were serving as executive officers at December 31, 1996 (collectively referred to herein as the "Named Executive Officers"). The Company has employment agreements with each of its executive officers, including the Named Executive Officers. See "-- Employment Agreements."

                                                                               Long-Term
                                              Annual Compensation             Compensation
                                             ----------------------       ---------------------
                                                                          Securities Underlying
Name and Principal Positions      Year (1)   Salary ($)   Bonus ($)           Options (#)         All Other Compensation ($)
-----------------------------     -------    ---------    ---------       ---------------------   --------------------------
Merrick H. Reese, M.D.,            1996        275,000       68,750                   --                      --
  President and Chief Executive    1995        258,333           --              160,000                      --
  Officer                          1994         75,000(2)        --               25,488                      --

Joseph S. Bailes, M.D.,            1996        224,900       25,000                   --                      --
  Executive Vice President and     1995        220,000      125,000               80,000                      --
  National Medical Director        1994         33,575(2)        --               25,488                      --

George P. McGinn, Jr.,             1996        203,973       29,166              120,000(3)                4,750(4)
  Executive Vice President,        1995  (5)   159,998           --              120,000                  15,000(6)
  General Counsel, and Secretary

Pam J. Burgess,                    1996  (7)   164,905       15,000               70,000(3)                4,750(4)
  Executive Vice President and
  Chief Operating Officer

Randall D. Kurtz,                  1996        249,519       37,500              100,000(3)                   --
  Executive Vice President,        1995        209,423       45,000              100,000                      --
  Chief Financial Officer, and     1994        118,041           --              127,440                  15,000(6)
  Treasurer (8)

-----------------------------

(1) The information presented is for the calendar year. Effective December 31, 1994, the Company adopted a December 31 fiscal year end.
(2) Drs. Reese and Bailes did not begin to receive salaries from the Company until September 1, 1994.
(3) Reflects the number of shares subject to options repriced during fiscal 1996. See "-- Report on Repricing of Options."
(4)  Contribution by the Company under the profit sharing plan.
(5)  Mr. McGinn commenced employment with the Company in May 1995.
(6) Amounts paid in connection with initial employment to cover transition and related expenses.
(7)  Ms. Burgess commenced employment with the Company in January 1996.
(8) Mr. Kurtz resigned as Executive Vice President, Chief Financial Officer, and Treasurer effective January 3, 1997. See "-- Severance and Consulting Agreements."

OPTION GRANTS TABLE

     The following table provides information as to options granted to the Named Executive Officers by the Company during the fiscal year ended December 31, 1996. Drs. Reese and Bailes were not granted options by the Company during the fiscal year ended December 31, 1996. No separate stock appreciation rights ("SARs") have ever been granted by the Company.


                                                                                                    Potential Realizable Value at
                                Securities                                                          Assumed Annual Rate of Stock
                                Number of      Percent of Total                                      Price Appreciation for
                                Underlying         Options        Exercise                                 Option Term
  Named Executive                Options         Granted to      Price per      Expiration         -----------------------------
      Officer                  Granted(#)(1)     Employees(2)     share($)         Date               5%($)          10%($)
  ---------------              -------------   ----------------  ---------      -----------        -----------     -------------
George P. McGinn, Jr.             100,000                           6.563        May 26, 2005         337,300         819,203
                                   20,000                           6.563      November 30, 2005       72,367         178,244
                                  -------
                                  120,000           10.8%

Pam J. Burgess                     70,000(3)         6.3%           6.563      January 13, 2006       259,105         641,200

Randall D. Kurtz                   40,000                           6.563      January 27, 2005       128,508         309,225
                                   40,000                           6.563        May 11, 2005         134,920         327,681
                                   20,000                           6.563      November 30, 2005       72,367         178,244
                                  -------
                                  100,000            9.0%


----------

(1)  Options repriced in fiscal 1996. See "-- Report on Repricing of Options."
(2) Includes options initially granted and all options repriced in fiscal 1996. See "-- Report on Repricing of Options."
(3) The option was initially granted in January 1996 at an exercise price of $19.375 per share, but was repriced in November 1996. See "-- Report on Repricing of Options."

AGGREGATED YEAR-END OPTION VALUE TABLE

     The following table provides information as to options issued by the Company that were held by the Named Executive Officers as of December 31, 1996. No options granted by the Company were exercised by the Named Executive Officers during 1996. None of the Named Executive Officers has held or exercised separate SARs.

                                                                       Value of Unexercised
                                    Number of Securities                    In-the-Money
                              Underlying Unexercised Options at       Options at December 31,
                                    December 31, 1996(#)                     1996($)(1)
                              ---------------------------------    ------------------------------
Named Executive Officer        Exercisable       Unexercisable     Exercisable     Unexercisable
-------------------------     --------------    ---------------    ------------    --------------
Merrick H. Reese                  65,488            120,000          137,508                --
Joseph S. Bailes                  45,488             60,000          137,508                --
George P. McGinn, Jr.             30,000             90,000           35,610           106,830
Pam J. Burgess                        --             70,000               --            83,090
Randall D. Kurtz                  88,720            138,720          373,444           432,794

----------

(1) The aggregate dollar value of the unexercised options held at fiscal year end are calculated as the difference between the fair market value of the Common Stock on December 31, 1996 ($7.75 per share as reported on The Nasdaq Stock Market's National Market (the "Nasdaq National Market")) and the exercise price of the stock options (ranging from $2.355 per share to $17.75 per share). Such amounts reflect the repricing of options effected in November 1996. See "-- Report on Repricing of Options."

REPORT ON REPRICING OF OPTIONS

     On November 13, 1996, the Compensation Committee approved an amendment to all options then outstanding under the Employee Option Plan (other than options held by Drs. Reese and Bailes) granted after the date of the Company's initial public offering (the "IPO") in November 1994 (the "Amended Options") to reduce the exercise price to $6.563 per share, the closing sale price of the Common Stock on November 13, 1996 as reported on the Nasdaq National Market. No options held by directors were repriced. The following table sets forth certain information concerning the amendment, which has been the only repricing of options held by an executive officer of the Company since the IPO.

                           TEN YEAR OPTIONS REPRICINGS

                                                 Number of                                                             Length of
                                                 Securities      Market Price                                       Original Option
                                                 Underlying       of Stock at      Exercise Price                   Term Remaining
                                                  Options           Time of          at Time of        New            at Date of
                                                Repriced or      Repricing or       Repricing or     Exercise        Repricing or
Name                                 Date       Amended(#)       Amendment($)       Amendment($)     Price($)          Amendment
-----------------------------      --------     ------------     ------------       ------------     --------      -----------------
George P. McGinn, Jr.,             11/13/96       100,000            6.563             9.125          6.563        8 years, 6 months
    Executive Vice President,      11/13/96        20,000            6.563            17.75           6.563             9 years
    General Counsel, and
    Secretary


Pam J. Burgess,                    11/13/96        70,000            6.563            19.375          6.563        9 years, 2 months
    Executive Vice President
    and Chief Operating
    Officer

Randall D. Kurtz,                  11/13/96        40,000            6.563             9.875          6.563        8 years, 2 months
    Executive Vice President,      11/13/96        40,000            6.563             9.375          6.563        8 years, 6 months
    Chief Financial Officer,       11/13/96        20,000            6.563            17.75           6.563             9 years
    and Treasurer


     The Compensation Committee believes that repricing the Amended Options to the current market price of the Common Stock was in the best interests of the Company and its shareholders. In the view of the Compensation Committee, the decline in the market price of the Common Stock substantially impaired the effectiveness of the Amended Options as incentives to management's performance. It was also determined by the Compensation Committee that repricing the Amended Options would renew the incentive for employees of the Company to acquire an equity interest in the Company, which the Compensation Committee believes better aligns the long-term interests of management with those of the shareholders. The Committee set the exercise price of the Amended Options at $6.563 per share, the closing price of the Company's stock on the Nasdaq National Market at the time of the repricing. The options, as amended, are exercisable in accordance with the vesting schedules previously established for the Amended Options, expire on the original expiration dates of the Amended Options, and otherwise are identical in all material respects to the Amended Options. On April 16, 1997, the closing sale price of the Common Stock on the Nasdaq Stock Market was $5.56 per share.

     NANCY G. BRINKER           ROBERT W. DALY         BOONE POWELL, JR.


COMPENSATION OF DIRECTORS

     Directors who are employees of the Company do not receive additional compensation for serving as a director of the Company. Non-employee directors of the Company are entitled to a retainer equal to $1,000 per quarter that the director serves as a director of the Company; a fee of $1,000 for each board meeting attended in person, $500 for each board meeting in which the director participates by telephone; and a fee of $500 for each committee meeting attended in person. All directors are entitled to reimbursement for their actual out-of-pocket expenses incurred in connection with attending meetings. In addition, non-employee directors participate in the Company's 1994 Stock Option Plan for Outside Directors (the "Director Option Plan"). In accordance with the terms of the Director Option Plan, each outside director receives an option to purchase 38,232 shares of Common Stock upon his or her initial election to the Board of Directors and annual grants of options to purchase 5,096 shares upon his or her re-election to the Board of Directors. Options issued under the Director Option Plan have an exercise price per share equal to the average bid and asked price of the Common Stock on the Nasdaq National Market on the date of grant and become exercisable in full on the first anniversary of the date of grant.


EMPLOYMENT AGREEMENTS

     The Company has entered into employment agreements with each of its executive officers. Generally, the employment agreements establish the executive's base salary and contain a noncompetition agreement for a period of one year following termination. The employment agreement can be terminated at any time by the Company for "cause," as defined in the employment agreement. Each agreement can also be terminated if the employee is disabled or unable to perform his or her assigned duties for a period of 90 consecutive days. In the event the employee is terminated by the Company without cause, or in the event that the employee terminates his or her employment within one year of a "change in control," the Company will continue to pay the employee a salary for the duration of the agreement. A "change in control" occurs for purposes of the employment agreements if a person, entity, or group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Company, a wholly owned subsidiary of the Company, any employee benefit plan of the Company or any of its subsidiaries, or TOPA, becomes the beneficial owner of the Company's securities having 25% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company in the ordinary course of business) or if a cash tender or exchange offer, merger, or other business combination, sale of all or substantially all of the assets of the Company, or other capital reorganization results in the transfer or exchange of more than 50% of the voting shares of the Company.

SEVERANCE AND CONSULTING AGREEMENTS

     Effective as of January 3, 1997, Mr. Kurtz resigned as Executive Vice President, Chief Financial Officer, and Treasurer of the Company. Pursuant to the terms of a Severance Agreement between Mr. Kurtz and the Company, the Company paid Mr. Kurtz $287,019 on January 3, 1997, and will pay Mr. Kurtz an additional $70,000 on or before the earlier of January 3, 1998 or the occurrence of a "change in control" (as defined in the Severance Agreement). The Severance Agreement also provides for the continuation, at the Company's expense, of Mr. Kurtz's health insurance benefits for a period of up to one year from the effective date of Mr. Kurtz's resignation. The Company and Mr. Kurtz also entered into a Consulting Agreement pursuant to which Mr. Kurtz will assist the Company with various special projects, including the development of a not-for-profit research foundation. Mr. Kurtz received a consulting fee of $50,000 on January 31, 1997 for his services pursuant to the Consulting Agreement, and will be entitled to an additional fee of $125 per hour for each hour in excess of 400 hours worked pursuant to the terms of the Consulting Agreement. The term of the Consulting Agreement expires December 31, 1997, and may be terminated earlier by the Company, with or without cause, upon sixty days' prior written notice.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation of the Company's executive officers is reviewed and approved annually by the Compensation Committee. The Compensation Committee is currently composed of Ms. Brinker and Messrs. Daly and Powell, none of whom at any time has been an officer or employee of the Company. In addition to reviewing and approving executive officers' salary and bonus arrangements, the Compensation Committee administers the awards of stock options pursuant to the Employee Option Plan.

COMPENSATION POLICIES APPLICABLE TO EXECUTIVE OFFICERS FOR 1996

     The objectives of the Company's executive compensation program are to (i) attract, motivate, and retain key executives responsible for the success of the Company, (ii) reward key executives based on corporate and individual performance, and (iii) provide incentives designed to maximize shareholder value. The three primary components of the executive officer compensation program are base salaries, annual cash bonuses, and equity awards in the form of stock options.

     The base salary of each of the Company's executive officers is established pursuant to an employment agreement that is approved by the Compensation Committee. Base salaries are reviewed annually by the Compensation Committee and may be increased, but not decreased, in the Committee's discretion. For 1996, certain of the executive officers' base salaries were increased by amounts ranging from 2% to 17% based upon the recommendations of the Chief Executive Officer and on the substantive determination of the Committee as to the executives' contributions to corporate performance in general.

     Each executive is entitled to receive such bonuses or other incentive compensation as the Compensation Committee determines in its sole discretion. The Compensation Committee establishes a minimum earnings per share target for purposes of establishing whether bonuses will be paid to certain of the Company's executive officers, including the Chief Executive Officer. Upon achievement of such targets, bonuses would be paid to such executives in amounts determined in the subjective discretion of the Compensation Committee based, in part, on such executives' leadership, teamwork, and relationships with contracting physicians. Bonuses for other executives were determined without reference to any specific objective performance factors in the subjective determination of the Committee. Based on the achievement of the 1995 earnings per share target established by the Compensation Committee, bonuses were paid to the Company's executive officers in 1996 for services rendered in 1995. No bonuses will be paid to the Company's executive officers in 1997 for services rendered in 1996 because the Company did not meet the earnings per share target established by the Compensation Committee.

     In order to align long-term interests of executive officers with those of shareholders, the Compensation Committee, in its subjective discretion, from time to time considers the award of stock options. The terms of these options, including the sizes of the grants, are determined by the Compensation Committee based on its subjective judgment and without regard to any specific performance criteria. Awards of stock options to executive officers have been historically at then-current market prices and with periodic vesting over four or five years.

CEO COMPENSATION

     In evaluating the compensation of Merrick H. Reese, the Company's Chief Executive Officer, the Compensation Committee utilized the same compensation policies applicable to executive officers in general. Based on the achievement of the 1995 earnings per share target established by the Compensation Committee, and based on the subjective assessment of Dr. Reese's individual performance and the effects of Company growth on his responsibilities, the Compensation Committee approved a cash bonus in 1996 for services rendered in 1995 to Dr. Reese in the amount of $68,750. Dr. Reese will not receive a bonus in 1997 for services rendered in 1996.

FEDERAL INCOME TAX DEDUCTIBILITY LIMITATION

     Section 162(m) of the Internal Revenue Code of 1986, as amended, enacted as part of the Omnibus Budget Reconciliation Act of 1993, generally disallows a tax deduction to public companies for compensation over $1.0 million paid to the Company's Chief Executive Officer and four other most highly paid executive officers. Under the regulations, certain "performance based" compensation is not subject to the deduction limit. Grants of options pursuant to the Employee Option Plan should be considered "performance based." Other forms of compensation provided by the Company to its executives, however, are not excluded from such limit. Because the Company does not believe it is in any immediate danger of losing any deductions, no definitive determinations have been made by the Compensation Committee as to whether it will approve any compensation arrangements that will cause the $1.0 million limit to be exceeded in the future.

     NANCY G. BRINKER            ROBERT W. DALY           BOONE POWELL, JR.


           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board's Compensation Committee is composed of Ms. Brinker and Messrs. Daly and Powell. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served during 1996 as a member of a compensation committee or as a director of any entity of which any of the Company's directors serves as an executive officer, except for Dr. Reese who is an executive officer and director of both the Company and TOPA.


                              CERTAIN TRANSACTIONS

SERVICE AGREEMENTS

     The Company and TOPA entered into service agreements in 1993 (the "Service Agreements"), whereby the Company provides TOPA with facilities, equipment, non-physician personnel, and administrative, management, and non-medical advisory services, as well as services relating to the purchasing and administering of pharmaceuticals and supplies. Effective December 31, 1996, the Company and TOPA terminated the service agreement relating to pharmaceuticals. The Company and TOPA entered into an Amended and Restated Service Agreement (the "Amended Service Agreement"), effective January 1, 1996. In December 1996, the term of the Amended Service Agreement was extended from December 31, 2023 to December 31, 2033. The Company paid TOPA $1.0 million in connection with the extension of the term of the Amended Service Agreement.

     During the year ended December 31, 1996, TOPA paid the Company an aggregate of approximately $200.1 million pursuant to the Service Agreements. Dr. Reese, Chairman of the Board, President, and Chief Executive Officer of the Company is president and a director of TOPA. Dr. Bailes, a Director and Executive Vice President and National Medical Director of the Company, is employed by TOPA.

TOPA NOTE

     In 1994, the Company sold 1,529,284 shares of Common Stock to TOPA for consideration of $4.315 per share, or an aggregate of $6.6 million, in the form of a promissory note from TOPA (the "TOPA Note"), $6.4 million of which was repaid in 1995. During 1996, TOPA paid the Company approximately $16,000 in interest under the TOPA Note and, in December 1996, TOPA repaid the remaining $200,000 outstanding under the TOPA Note. The TOPA Note bore interest at the prime rate established by Bank One, Texas, N.A., plus .625%. Interest only was payable quarterly at the end of each calendar quarter until December 31, 1997.

BUMC LEASE

     The Company leases certain facilities on the BUMC hospital campus in Dallas, Texas from an affiliate of BUMC (the "BUMC Lease"). Mr. Powell, a Director of the Company, is president and chief executive officer of BUMC. Rent is payable monthly on the basis of square footage subject to the BUMC Lease. The primary term of the BUMC Lease expires December 31, 2005 and the Company has two five-year renewal options. At December 31, 1996, the Company leased approximately 105,000 square feet from BUMC pursuant to the BUMC Lease. Total rental payments by the Company to BUMC pursuant to the BUMC Lease for the year ended December 31, 1996 were approximately $1.6 million.

     Effective January 15, 1996, Texas Surgery Center, Ltd. ("TSC"), a partnership in which the Company owns an indirect 40% interest, leased approximately 17,000 square feet from BUMC under the BUMC Lease. Total rental payments by TSC to BUMC pursuant to the BUMC Lease for the year ended December 31, 1996 were approximately $295,400. In February 1997, the Company sold all of its interest in TSC to an affiliate of BUMC for $1.95 million.

                                PERFORMANCE GRAPH

     The following graph compares the cumulative returns of $100 invested on November 23, 1994 (the date of the Company's initial public offering) in (a) the Company, (b) the CRSP Index for the Nasdaq Stock Market (the "Nasdaq U.S. Companies"), and (c) the CRSP Index for Nasdaq Health Stocks (the "Nasdaq Health Services"), assuming reinvestment of all dividends.


                                      11/23/94*     12/94     12/95     12/96
                                      ---------     -----     -----     -----
Physician Reliance Network, Inc.       $100         $118      $245      $ 95
Nasdaq U.S. Companies                  $100         $102      $145      $178
Nasdaq Health Services                 $100         $ 99      $126      $126

_______________

* Initial public offering completed on November 23, 1994

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, the Company's executive officers, and persons who beneficially own more than ten percent of the Common Stock to file reports of ownership and changes in ownership with the SEC. Such directors, officers, and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on the Company's review of the copies of such forms furnished to the Company, or written representations from certain reporting persons, the Company believes that during 1996 its officers, directors, and greater than ten percent beneficial owners were in compliance with all applicable filing requirements except: two reports, covering an aggregate of two transactions, were filed late by each of Joseph S. Bailes and Randall D. Kurtz; three reports, covering an aggregate of three transactions, were filed late by Nancy G. Brinker; three reports, covering an aggregate of five transactions, were filed late by Merrick H. Reese; four reports, covering an aggregate of five transactions, were filed late by Robert J. Whren; two reports, covering an aggregate of three transactions, were filed late by J. Ernest Sims; one report, covering one transaction, was filed late by Boone Powell, Jr; and five reports, covering an aggregate of eighty-two transactions, were filed late by TOPA.

                         PERSONS MAKING THE SOLICITATION

     The enclosed form of proxy is solicited on behalf of the Board of Directors of the Company. The cost of soliciting proxies in the accompanying form will be borne by the Company. In addition to the use of mail, employees of the Company may solicit proxies by telephone or telecopy. Upon request, the Company will reimburse brokers, dealers, banks, and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of the Common Stock.

                              REVOCABILITY OF PROXY

     Shares represented by valid proxies will be voted in accordance with instructions contained therein, or, in the absence of such instructions, in accordance with the Board of Directors' recommendations. Any shareholder of the Company has the unconditional right to revoke his or her proxy at any time prior to the voting thereof by any action inconsistent with the proxy, including notifying the Secretary of the Company in writing, executing a subsequent proxy, or personally appearing at the Annual Meeting and casting a contrary vote. However, no such revocation will be effective unless and until such notice of revocation has been received by the Company at or prior to the Annual Meeting.

                            METHOD OF COUNTING VOTES

     Unless a contrary choice is indicated, all duly executed proxies will be voted in accordance with the instructions set forth on the back side of the proxy card. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum. A broker non-vote occurs when a broker holding shares registered in street name is permitted to vote, in the broker's discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote (the "non-vote") on the non-routine matter. Because directors are elected by a majority of the votes cast, abstentions and non-votes are not considered in the election.

                            PROPOSALS OF SHAREHOLDERS

     A proper proposal submitted by a shareholder in accordance with applicable rules and regulations for presentation at the Company's Annual Meeting of Shareholders in 1998 and received at the Company's executive offices no later than December 22, 1997, will be included in the Company's Proxy Statement and form of proxy relating to such Annual Meeting.

                                  OTHER MATTERS

     The Board of Directors is not aware of any matter to be presented for action at the Annual Meeting other than the matters set forth herein. Should any other matter requiring a vote of shareholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of the Company.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has selected Arthur Andersen LLP to serve as independent auditors for the current fiscal year. Such firm has served as the independent auditors for the Company and its predecessor entities since January 1992. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will be given the opportunity to make a statement if they desire to do so and to respond to appropriate questions.

                              FINANCIAL STATEMENTS

     A copy of the Company's 1996 Annual Report containing audited financial statements for the fiscal year ended December 31, 1996 accompanies this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material.

                                        BY ORDER OF THE BOARD OF DIRECTORS,

                                        GEORGE P. MCGINN, JR.
                                        SECRETARY

April 21, 1997

                                                                    Appendix A

PROXY                PHYSICIAN RELIANCE NETWORK, INC.                    PROXY

 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS OF PHYSICIAN RELIANCE NETWORK, INC. (THE "COMPANY") TO BE HELD ON
                                 MAY 21, 1997

The undersigned hereby appoints Merrick H. Reese and George P. McGinn, Jr., and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown below on this proxy at the Annual Meeting of Shareholders of Physician Reliance Network, Inc. to be held at the Embassy Suites Hotel, 13131 North Central Expressway, Dallas, Texas, on Wednesday, May 21, 1997 at 1:00 p.m., local time, and any adjournments thereof.

YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. IF NO CHOICE IS SPECIFIED, SHARES WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES.

         [  ]  Check here for address change.

               New Address: ________________________________

               _____________________________________________

               _____________________________________________

            (Please date and sign this proxy on the reverse side.)


                       PHYSICIAN RELIANCE NETWORK, INC.
  PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]

1.  Election of Directors--
    Nominees: Merrick H. Reese, Joseph S. Bailes, Nancy G. Brinker, Robert W. Daly and Boone Powell, Jr.

FOR ALL [  ]         WITHHOLD ALL [  ]        FOR ALL [  ]
                                              (Except Nominee(s) written below)

                                              _________________________________

2. In their discretion on any other matter that may properly come before said meeting or any adjournments thereof.

                                    PLEASE SIGN HERE AND RETURN PROMPTLY

                                    Dated: ______________________, 1997

                                    Signature(s) ___________________________

                                    ________________________________________
                                    Please sign exactly as your name appears at left. If registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys, and corporate officers should show their full titles.

                             FOLD AND DETACH HERE

                           YOUR VOTE IS IMPORTANT!

            PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY
                         USING THE ENCLOSED ENVELOPE.